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                                                                    EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We  hereby  consent to  the  use in  the  Prospectus constituting  part  of this
Registration Statement on Form S-1 of our report dated February 28, 1997 relating to the consolidated financial statements of Universal Outdoor Holdings, Inc. for each of the three years in the period ended December 31, 1996, our report dated June 14, 1996 relating to the statement of revenue and direct expenses of Ad-Sign, and our report dated February 28, 1997 relating to the financial statements of POA Acquisition Corporation which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Other Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Other Data."

Price Waterhouse LLP

Chicago, Illinois

July 22, 1997